Gryphon Gold Corporation Closes C$ 4.5 Million Private Placement

February 12, 2007 Vancouver, B.C. - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) reported today that it has closed the private placement of units announced on January 29, 2007. Gryphon has issued 5.0 million units at a price of C $0.90/unit for gross proceeds of C $4.5 million.

Each unit will consist of one common share and one full purchase warrant. The two year warrants will be exercisable at a price of C $1.10 if exercised within twelve months of the closing (the "First Anniversary") and at a price C $1.35 if exercised after the First Anniversary but prior to expiry. Gryphon has paid qualified registered dealers a 7% cash commission in the amount of C $77,175 and issued compensation options to acquire 85,050 common shares (at a price of C $0.90 for a period of 12 months from closing) in respect of the 1.225 million units placed by them.

The shares, warrants and underlying shares of this placement are not currently qualified by prospectus or registered under the U.S. Securities Act of 1933, as amended, or the laws of any state, and are subject to resale restrictions and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In connection with this private placement, Gryphon Gold granted registration rights to each of the investors and will use commercially reasonable efforts to prepare and file with SEC within 120 days a registration statement under the Securities Act, and to use commercially reasonable efforts to cause such registration statement to be declared effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mr. Tony Ker, CEO of Gryphon, commented that "We greatly appreciate our shareholder’s confidence, their continued support of our management team and their vision of our project’s unique potential". The proceeds will be applied to fund the continuation of the 72-hole exploration and development program announced January 17, 2007 for its Borealis gold property.

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in North America. Gryphon Gold’s principal asset is the 27.5 square mile Borealis property (CIM-compliant 1.2 million Measured & indicated and 0.6 million ounce Inferred gold resource) located in the Walker Lane gold belt of western Nevada. At present the Company has 47 million shares outstanding with a cash balance of approximately US$7.5 million as at February 28, 2007.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information please contact: Tony Ker, CEO, by ph: 604-261-2229, or email at tker@gryphongold.com.

NOT FOR DISTRIBUTION TO UNITED STATES NEWS SERVICES OR DISSEMINATION IN THE UNITED STATES

This press release contains "forward looking information" which may include, but is not limited to, statement with respect to our planned exploration program and completion of financing transactions. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov) and the risk that the financing transactions will not be completed or that the terms will be varied. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimate or expected. We do not undertake to update forward-looking statements.